Exhibit 5.1

MORRISON & FOERSTER LLP
SAN FRANCISCO	ATTORNEYS AT LAW	NEW YORK

LOS ANGELES		WASHINGTON, D.C.

DENVER	755 PAGE MILL ROAD	NORTHERN VIRGINIA

PALO ALTO	PALO ALTO, CALIFORNIA 94304-1018	LONDON

WALNUT CREEK	TELEPHONE (650) 813-5600	BRUSSELS

SACRAMENTO	TELEFACSIMILE (650) 494-0792	BEIJING

CENTURY CITY		HONG KONG

ORANGE COUNTY		SINGAPORE

SAN DIEGO		TOKYO

August 28, 2003

Essex Property Trust, Inc.

925 East Meadow Drive

Palo Alto, California 94303

Dear Sirs:

We are acting as counsel to Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the shelf registration by the Company of up to $342,119,250 in maximum aggregate offering price of shares of the Company’s preferred stock (“Preferred Stock”). The Preferred Stock is the subject of a Registration Statement (the “Registration Statement”) filed by the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Preferred Stock, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing, it is our opinion that the Company has authority pursuant to its Articles of Incorporation to issue the shares of Preferred Stock to be registered under the Registration Statement and (a) upon the adoption by the Board of Directors of a resolution in form and content required by applicable law, (b) upon compliance with the applicable provisions of the Act and such state “blue sky” or securities laws as may be applicable, (c) upon the adoption by the Company’s Board of Directors and the due execution and filing by the Company with the Maryland State Department of Assessments and Taxation (the “SDAT”) of Articles Supplementary establishing the preferences, limitations and relative voting and other rights of each series of Preferred Stock prior to issuance thereof and (d) upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement, such shares of Preferred Stock will be legally issued, fully paid, and nonassessable.

MORRISON & FOERSTER LLP

Essex Property Trust, Inc.

August 28, 2003

Page Two

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/S/    MORRISON & FOERSTER LLP